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                                     EXHIBIT 11.1



                        UNISON SOFTWARE, INC. AND SUBSIDIARIES
                       COMPUTATION OF NET INCOME PER SHARE (1)
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                     (unaudited)

                                                   THREE MONTHS ENDED
                                            AUG. 31, 1995       AUG. 31, 1996
                                            -------------       -------------

Weighted average common shares outstanding
  for the period............................      6,566             7,742
Common equivalent shares assuming
  conversion of stock options and warrants
  under the treasury stock method...........        503               363
                                                 ------             ------
Shares used in per share calculation........      7,069              8,105
                                                 ------             ------
                                                 ------             ------
Net income..................................     $  329            $  763
                                                 ------             ------
                                                 ------             ------
Net income per share........................     $ 0.05            $ 0.09
                                                 ------             ------
                                                 ------             ------

(1) There is no difference between primary and fully diluted net income (loss) per share for all periods presented.


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